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                          REGISTRATION RIGHTS AGREEMENT
                          -----------------------------

                  This REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of February 24, 1999 is made and entered into between HMG WORLDWIDE CORPORATION, a Delaware corporation ("the Company"), and _____________, a bank organized under the laws of _____ (the "Purchaser").

                  WHEREAS, the Company has issued and sold an aggregate of $________ aggregate principal amount of its 7% Convertible Notes Due ___________, ____ (the "Notes"), which Notes, together with, in certain circumstances, accrued interest thereon, are convertible into such number of shares of Common Stock, $.01 par value per share, of the Company as are specified in the Notes (the "Convertible Shares");

                  WHEREAS, the Company and the Purchaser have entered into that certain Securities Purchase Agreement, dated as of the date hereof (the "Subscription Agreement"), pursuant to which the Company has issued to the Purchaser U.S.$________ aggregate principal amount of the Notes;

                  WHEREAS, pursuant to the terms of, and in partial consideration for, the Purchaser's agreement to enter into the Subscription Agreement, the Company has agreed to provide the Purchaser with certain registration rights with respect to the Conversion Shares (as defined below);

                  NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements contained herein and in the Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         SECTION 1.1. Definitions. Capitalized terms defined in the Subscription Agreement shall have the same meanings herein as are ascribed to them therein. In addition, the following terms shall have the meanings ascribed to them below:

                  "Purchaser" shall mean the Purchaser referenced in the preamble, and, unless the context otherwise requires, shall include the Purchaser for so long as it owns any Registrable Securities and any assignee or transferee of the Notes or Registrable Securities


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to whom the registration rights conferred by this Agreement have been transferred in compliance with this Agreement.

                  "Registrable Securities" means all of the Convertible Shares and any other securities issued or issuable upon conversion of the Notes as provided therein (together, the "Conversion Shares") until (i) a registration statement under the Securities Act covering the offer and sale of such Conversion Shares has been declared effective by the Commission and such Conversion Shares have been disposed of pursuant to such effective registration statement, (ii) such Conversion Shares are sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provision then in force) under the Securities Act ("Rule 144") are met, (iii) such Conversion Shares have been otherwise transferred and the Company has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend or (iv) such time as, in the opinion of counsel to the Company, which counsel shall be acceptable to the Purchaser in its sole discretion, such Conversion Shares may be sold without any time, volume or manner limitation pursuant to Rule 144(k) (or any similar provision then in effect) under the Securities Act.

                  "Registration Statement" means the Registration Statement filed by the Company pursuant to Section 2.1(a) and any additional Registration Statement filed by the Company pursuant to Section 2.1(b).

                  "Underwriter" means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer's market-making activities.

                                   ARTICLE II
                               REGISTRATION RIGHTS

         SECTION 2.1. Registration Requirements. The Company shall use its best efforts to effect the registration of the Registrable Securities (including without limitation the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as would permit or facilitate the sale or distribution of all the Registrable Securities in the manner (including manner of sale) and in all states reasonably requested by the Holders. Such best efforts by the Company shall include the following:

                  (a) The Company will as expeditiously as possible, and in no event later than April 9, 1999 (the "Filing Deadline"), prepare and file with the Commission a registration statement (the "Registration Statement") on Form S-3 (if use of such form is then available to the Company pursuant to the rules of the Commission

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and, if not, on such other form promulgated by the Commission for which the
Company then qualifies and which counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the provisions of this Agreement and in accordance with the intended method of such Registrable Securities), and use its commercially reasonable efforts to cause such filed Registration Statement to become effective by the Effectiveness Deadline. The "Effectiveness Deadline" shall mean one hundred and twenty (120) days from the date hereof; provided that such date shall be extended for such reasonable additional number of days (not to exceed ninety (90) days) that the Company (i) delays the timely filing of a report filed under the Exchange Act containing financial statements (or that the Company requires in order to restate its financial statements included in a report filed under the Exchange Act))(ii) requires to amend the disclosure included in the Registration Statement, in each case solely as a result of its entering into a transaction (such as a merger or acquisition or disposition of a business) which transaction is required to be reflected in such financial statements or which otherwise is required to be reflected in the Registration Statement (together "Delaying Events"). The Company will as expeditiously as possible prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective, for a period of not less than: (i) in the case of a non-underwritten offering of Registrable Securities, until there shall no longer be any Registrable Securities or (ii) with respect to an underwritten offering of Registrable Securities, ninety (90) days after the commencement of the distribution of all Registrable Securities covered by such Registration Statement (but not before the expiration of the period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder, if applicable) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the Purchaser set forth in such Registration Statement.

                  (b) The number of Registrable Securities covered by the initial Registration Statement shall equal 2,160,000 shares of Common Stock of the Company; such Registration Statement shall reflect that such Registrable Securities shall initially be allocated on a pro rata basis among the holders of Notes (based upon such holders' relative positions), provided that in the event a holder converts its entire position of Notes into a number of Registrable Securities less than such holder's allocated pro rata number of Registrable Securities (or such Notes otherwise cease to be outstanding) such excess number of Registrable Securities shall be reallocated on a pro rata basis among the remaining holders of the Notes.

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                  In the event that in the future Registrable Securities shall consist of securities other than or in additional to the shares of Common Stock referenced in the preceding paragraph, the Company shall as expeditiously as possible (and in no event more than fifteen (15) days from the date of the event which results in such change) file a post-effective amendment to the Registration Statement (or if necessary file a new or additional Registration Statement to reflect the registration of the offer and sale of such additional or other securities and use its commercially reasonable efforts to cause such post-effective amendment or new or additional Registration Statement to become effective within ninety (90) days from the date of the event which results in such change. In the event the filing of a new or additional Registration Statement is required, references herein to the Registration Statement shall also refer to such new or additional Registration Statement (except that for purposes of Section 3.1, the Filing Deadline and Effectiveness Deadline shall refer to the fifteen (15) and ninety (90) day periods referenced above).

                  (c) The Company will, prior to filing the Registration Statement or prospectus or any amendment or supplement thereto, furnish to the Purchaser, and counsel to the Purchaser, and each Underwriter, if any, of the Registrable Securities covered by such Registration Statement copies of such Registration Statement as proposed to be filed, together with exhibits thereto, which documents will be subject to review and approval by the foregoing, and thereafter furnish to the Purchaser, its counsel and each Underwriter, if any, for their review and comment such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents or information as the Purchaser, counsel or each Underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities.

                  (d) After the filing of the Registration Statement, the Company will promptly notify the Purchaser of any stop order issued or threatened by the Commission in connection therewith and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

                  (e) The Company will use its reasonable efforts to (i) register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions in the United States as the Purchaser may reasonably (in light of its intended plan of distribution) request, and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities in the United States as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably

                                       -4-

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necessary or advisable to enable the Purchaser to consummate the disposition of the Registrable Securities; provided that the Company will not be required to
(A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (e), (B) subject itself to taxation in any such jurisdiction or (C) consent or subject itself to general service of process in any such jurisdiction.

                  (f) The Company will immediately notify the Purchaser upon the occurrence of any of the following events in respect of a registration statement or related prospectus in respect of an offering of Registrable Securities; (i) receipt of any request for additional information by the Commission or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to such Registration Statement or related prospectus; (ii) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the happening of any event which makes any statement made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or which requires the making of any changes in such Registration Statement, related prospectus or documents so that, in the case of such Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (vi) the Company's reasonable determination that a post-effective amendment to such Registration Statement would be appropriate; and the Company will promptly make available to the Purchaser any such supplement or amendment to the related prospectus.

                  (g) The Company will enter into customary agreements (including, if applicable, an underwriting agreement in customary form and which is reasonably satisfactory to the Company) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities (the Purchaser may, at its option, require that any or all of the representations, warranties and covenants of the Company or to or for the benefit of such Underwriters also be made to and for the benefit of the Purchaser).

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                  (h) The Company will make available to the Purchaser (and will deliver to Purchasers's counsel) and each Underwriter, if any, subject to restrictions imposed by the United States federal government or any agency or instrumentality thereof, copies of all correspondence between the Commission and the Company, its counsel or auditors and will also make available for inspection by the Purchaser, any Underwriter participating in any disposition pursuant to a Registration Statement and any attorney, accountant or other professional retained by the Purchaser or such Underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers and employees to supply all information reasonably requested by any Inspectors in connection with such Registration Statement. Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless
(i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the disclosure or release of such Records is requested or required pursuant to oral questions, interrogatories, requests for information or documents or a subpoena or other order from a court of competent jurisdiction or other process; provided that prior to any disclosure or release pursuant to clause (ii), the Inspectors shall provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waive such Inspectors' obligation not to disclose such Records; and, provided further, that if failing the entry of a protective order or the waiver by the Company permitting the disclosure or release of such Records, the Inspectors, upon advice of counsel, are compelled to disclose such Records, the Inspectors may disclose that portion of the Records which counsel has advised the Inspectors that the Inspectors are compelled to disclose. The Purchaser agrees that information obtained by it solely as a result of such inspections (not including any information obtained from a third party who, insofar as is known to the Purchaser after reasonable inquiry, is not prohibited from providing such information by a contractual, legal or fiduciary obligation to the Company) shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company or its Affiliates unless and until such information is made generally available to the public. The Purchaser further agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

                  (i) The Company will furnish to the Purchaser and to each Underwriter, if any, a signed counterpart, addressed to the

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Purchaser or such Underwriter, of (1) an opinion or opinions of counsel to the
Company, and (2) a comfort letter or comfort letters from the Company's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the Purchaser or the managing Underwriter therefor reasonably requests. The Company agrees that, (x) upon effectiveness of the Registration statement and (y) upon each amendment thereto subsequent to effectiveness whether by the filing of a post-effective amendment thereto or the incorporation by reference of reports subsequently filed with the Commission, it will cause to be delivered to the Purchaser (i) a comfort letter in customary form from its independent public accountants and (ii) an opinion of Parker Duryee Rosoff & Haft, counsel to the Company, covering customary matters, including the absence of any untrue statement of a material fact or omission to state any material fact required to be stated therein or necessary to make the statements contained in the Initial Registration Statement and the related prospectus not misleading.

                  (j) The Company will otherwise comply with all applicable rules and regulations of the Commission, including, without limitation, compliance with applicable reporting requirements under the Exchange Act, and will make available to its securityholders, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months, beginning within three (3) months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

                  (k) The Company will appoint a transfer agent and registrar for all such Registrable Securities covered by a Registration Statement not later than the effective date of such Registration Statement.

                  (l) The Company shall take all steps necessary to enable the Holders to avail themselves of the prospectus delivery mechanism set forth in Rule 153 (or successor thereto) under the Securities Act, if available.

                  (m) In connection with an underwritten offering, the Company will participate, to the extent reasonably requested by the managing Underwriter for the offering or the Purchaser, in customary efforts to sell the securities under the offering, including, without limitation, participating in "road shows" on a schedule as shall be reasonably satisfactory to, and not unduly burdensome on, the Company; provided that the Company shall not be obligated be to participate in more than one such offering in any twelve (12)-month period and any such participation by the Company shall be at the expense of the managing Underwriter or the

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Purchaser unless the Company shall also be offering securities in such underwritten offering.

                  The Company may require the Purchaser to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration including, without limitation, all such information as may be requested by the Commission or the NASD. If the Purchaser fails to provide such information requested in connection with such registration within ten (10) business days after receiving such written request, then the Company may cease pursuit of such registration until such information is provided.

                  The Purchaser agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1(e) hereof, the Purchaser will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until the Purchaser's receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.1(e) hereof, and, if so directed by the Company, the Purchaser will deliver to the Company all copies, other than permanent file copies then in the Purchaser's possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which a Registration Statement shall be maintained effective (including the period referred to in Section 3.1(a) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 3.1(e) hereof to the date when the Company shall make available to the Purchaser a prospectus supplemented or amended to conform with the requirements of Section 3.1(e) hereof.

         SECTION 2.2. Registration Expenses. In connection with registration hereunder, the Company shall pay the following registration expenses incurred in connection therewith (the "Registration Expenses"): (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of a single firm of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) the Company's internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) the fees and expenses incurred in connection with the listing or quotation of the Registrable Securities, (vi) fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters or costs associated with the delivery by

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independent certified public accountants of a comfort letter or comfort letters requested pursuant to Section 3.1(h) hereof), (vii) the fees and expenses of any special experts retained by the Company in connection with such registration and
(viii) reasonable fees and expenses of a single firm of counsel with respect to such registration (including without limitation its review of the Registration Statement and due diligence with respect thereto and related matters through the period that registration is required hereunder). The Company shall have no obligation to pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities, or the cost of any special audit required by the Purchaser, such costs to be borne by the Purchaser.

                                   ARTICLE III
                             PAYMENTS BY THE COMPANY

         SECTION 3.1. Payments by the Company. In the event the Registration Statement is not filed by the Filing Deadline or declared effective by the Effectiveness Deadline (or after the Registration Statement has been declared effective by the Commission, sales of all the Registrable Securities (including any Registrable Securities required to be registered pursuant to Section 3.2 hereof) cannot be made pursuant to the Registration Statement (by reason of a stop order, the Company's failure to update such Registration Statement, the need to file and have declared effective a post-effective amendment or any other reason outside the control of the Purchaser), then the Company will make payments to the Purchaser in such amounts and at such times as shall be determined pursuant to this Section 3.1 as partial relief for the damages to the Purchaser by reason of any such delay in or reduction of their ability to sell the Registrable Securities (which remedy shall not be exclusive of any other remedies available at law or in equity provided that in the event of a Delaying Event requiring the filing of a post-effective amendment to the Registration Statement no payment shall be required to the extent sales of Registrable Securities cannot be made pursuant to the Registration Statement for periods aggregating no more than ninety (90) days in any 365-day period. The Company shall pay to the Purchaser an amount equal to (i) (A) .01 times (B) the aggregate principal amount of the Notes held by the Purchaser (including, without limitation, Notes that have been converted into Registrable Securities then held by such Purchaser but excluding any Notes as to which the Notes received upon conversion or exercise, as the case may be, have been sold) times
(ii) the sum of: (A) the number of months (prorated per day for partial months) following the Filing Deadline that the Registration Statement is not filed pursuant to Section 2.1(a) or following the Effectiveness Deadline that the Registration Statement is not declared effective by the SEC, as the case may be, plus (B) the number of months (prorated per day for partial months) following

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the Effectiveness Deadline that sales cannot be made pursuant to the
Registration Statement after the Registration Statement has been declared effective. Such amounts shall be paid in cash or, at the Purchaser's option, may be convertible (subject to the Maximum Share Issuance, as defined in the Note) into Common Stock at the applicable Conversion Price (as defined in the Notes). Any shares of Common Stock issued upon conversion of such amounts shall constitute Registrable Securities. If the Purchaser desires to convert or exercise the amounts due hereunder into Registrable Securities it shall so notify the Company in writing within two (2) business days prior to the date on which such amounts are first payable in cash and such amounts shall be so convertible (pursuant to the terms of the Notes), beginning on the last day upon which the cash amount would otherwise be due in accordance with the following sentence. Payments of cash pursuant hereto shall be made within three (3) business days after the end of each period that gives rise to such obligation, provided that, if any such period extends for more than thirty (30) days, payments shall be made for each such thirty (30) day period within three (3) business days after the end of such thirty (30) day period.

                                   ARTICLE IV
                        INDEMNIFICATION AND CONTRIBUTION

         SECTION 4.1. Indemnification by the Company. The Company agrees to indemnify and hold harmless the Purchaser, its partners, Affiliates, officers, directors, employees and duly authorized agents, and each Person or entity, if any, who controls the Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the partners, Affiliates, officers, directors, employees and duly authorized agents of such controlling Person or entity (collectively, the "Controlling Persons"), from and against any loss, claim, damage, liability, reasonable attorneys' fees, costs or expenses and costs and expenses of investigating and defending any such claim (collectively, "Damages"), joint or several, and any action in respect thereof to which the Purchaser, its partners, Affiliates, officers, directors, employees and duly authorized agents, and any such Controlling Person may become subject under the Securities Act or otherwise, insofar as such Damages (or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities or any preliminary prospectus, or arises out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are based upon information furnished in writing to the Company by the Purchaser or an Underwriter expressly for use therein, and shall reimburse the Purchaser, its partners, Affiliates, officers, directors, employees and duly authorized agents, and each such

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Controlling Person for any legal and other expenses reasonably incurred by the
Purchaser, its partners, Affiliates, officers, directors, employees and duly authorized agents, or any such Controlling Person in investigating or defending or preparing to defend against any such Damages or proceedings; provided, however, that the Company shall not be liable to the Purchaser to the extent that any such Damages arise out of or are based upon an untrue statement or omission made in any preliminary prospectus if (i) the Purchaser failed to send or deliver a copy of the final prospectus with or prior to the delivery of written confirmation of the sale by the Purchaser to the Person asserting the claim from which such Damages arise, and (ii) the final prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission; provided further, however, that the Company shall not be liable in any such case to the extent that any such Damages arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission in any prospectus if (x) such untrue statement or omission or alleged omission is corrected in an amendment or supplement to such prospectus, and (y) having previously been furnished by or on behalf of the Company with copies of such prospectus as so amended or supplemented, the Purchaser thereafter fails to deliver such prospectus as so amended or supplemented prior to or concurrently with the sale of a Registrable Security to the Person asserting the claim from which such Damages arise. The Company also agrees to indemnify any Underwriters of the Registrable Securities, their officers and directors and each Person or entity who controls such Underwriters on customary terms.

         SECTION 4.2. Indemnification by the Purchaser. The Purchaser agrees to indemnify and hold harmless the Company, its partners, Affiliates, officers, directors, employees and duly authorized agents and each Person or entity, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the partners, Affiliates, officers, directors, employees and duly authorized agents of such controlling Person, to the same extent as the foregoing indemnity from the Company to the Purchaser, but only with reference to information related to the Purchaser or its plan of distribution, furnished in writing by the Purchaser or on the Purchaser's behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. In case any action or proceeding shall be brought against the Company or its partners, Affiliates, officers, directors, employees or duly authorized agents or any such controlling Person or its partners, Affiliates, officers, directors, employees or duly authorized agents, in respect of which indemnity may be sought against the Purchaser, the Purchaser shall have the rights and duties given to the Company, and the Company or its partners, Affiliates, officers, directors, employees or duly authorized agents, or such controlling

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Person, or its partners, Affiliates, officers, directors, employees or duly authorized agents, shall have the comparable rights and duties given to the Purchasers by Section 4.1. The Purchaser also agrees to indemnify and hold harmless any Underwriters of the Registrable Securities with reference to the same information as to which it agrees to indemnify the Company referenced above, their officers and directors and each Person who controls such Underwriters on customary terms. The Company shall be entitled to receive indemnities on customary terms from Underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above, with respect to information so furnished in writing by such persons specifically for inclusion in any prospectus or registration statement.

         SECTION 4.3. Conduct of Indemnification Proceedings. Promptly after receipt by any person or entity in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2 (an "Indemnified Party") of notice of any claim or the commencement of any action, the Indemnified Party shall, if a claim in respect thereof is to be made against the person or entity against whom such indemnity may be sought (an "Indemnifying Party"), notify the Indemnifying Party in writing of the claim or the commencement of such action; in the event an Indemnified Party shall fail to give such notice as provided in this Section 4.3 and the Indemnifying Party to whom notice was not given was unaware of the proceeding to which such notice would have related and was materially prejudiced by the failure to give such notice, the indemnification provided for in Section
4.1 or 4.2 shall be reduced to the extent of any actual prejudice resulting from such failure to so notify the Indemnifying Party; provided, that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to an Indemnified Party otherwise than under Section 4.1 or 4.2. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless

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(i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of the Company and such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties, or for fees and expenses that are not reasonable. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding. Whether or not the defense of any claim or action is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its consent, which consent will not be unreasonably withheld.

         SECTION 4.4. Contribution. If the indemnification provided for in this
Article IV is unavailable to the Indemnified Parties in respect of any Damages referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages (i) as between the Company and the Purchaser on the one hand and the Underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and the Purchaser on the one hand and the Underwriters on the other from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and the Purchaser on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such Damages, as well as any other relevant equitable considerations, and (ii) as between the Company on the one hand and the Purchaser on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of the Purchaser in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Purchaser on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and the Purchaser bear to the

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total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and the Purchaser on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Purchaser or by the Underwriters. The relative fault of the Company on the one hand and of the Purchaser on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                  The Company and the Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this
Section 4.4, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and the Purchaser shall in no event be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of the Purchaser were offered to the public (less underwriting discounts and commissions) exceeds the amount of any damages which the Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

                                    ARTICLE V

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                                  MISCELLANEOUS

         SECTION 5.1. Term. The registration rights provided to the holders of Registrable Securities hereunder shall terminate on such date as there shall be no Registrable Securities; provided, however, that the provisions of Article IV hereof shall survive any termination of this Agreement.

         SECTION 5.2. Rule 144. The Company covenants that it will file all reports required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable the Purchaser to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission.

  If at any time the Company is not required to file such reports, it will, upon the request of any holder of Registrable Securities, make publicly available other information so long as necessary to permit sales pursuant to Rule 144. Upon the request of the Purchaser, the Company will deliver to the Purchaser a written statement as to whether it has complied with such requirements.

         SECTION 5.3. Restrictions on Sale by the Company and Others. If, and to the extent, reasonably requested by the managing Underwriter or Underwriters in the case of an underwritten public offering, which includes Registrable Securities as contemplated by Section 2.1, the Company agrees and it shall use its best efforts to cause its affiliates to agree not to effect any public sale or distribution of any securities similar to those being registered in accordance with Section 2.1 hereof, or any securities convertible into or exchangeable or exercisable for such securities, during the thirty (30) days prior to, and during the period beginning on the effective date of any registration statement (except as part of such registration statement) until all of the Registrable Securities offered thereunder have been sold pursuant to such underwritten public offering, provided, however, that such period shall not exceed ninety (90) days.

         SECTION 5.4. Amendment and Modification. Any provision of this Agreement may be waived, provided that such waiver is set forth in a writing executed by the party against whom the enforcement of such waiver is sought. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained the written consent of the holders of a majority of the then outstanding Registrable Securities. Notwithstanding the foregoing, the waiver of any provision hereof with respect to a matter that relates exclusively to the rights of

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


holders of Registrable Securities whose securities are being sold pursuant to a registration statement and does not directly or indirectly affect the rights of other holders of Registrable Securities may be given by holders of at least a majority of the Registrable Securities being sold by such holders; provided that the provisions of this sentence may not be amended, modified or supplemented except in accordance with the provisions of the immediately preceding sentence. No course of dealing between or among any Person having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

         SECTION 5.5. Successors and Assigns; Entire Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Purchaser may assign its rights under this Agreement to any subsequent holder of Notes or Conversion Shares, provided that the Company shall have the right to require any holder of Notes or Registrable Securities to execute a counterpart of this Agreement as a condition to such holder's claim to any rights hereunder. This Agreement, together with the Subscription Agreement and the Notes sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

         SECTION 5.6. Separability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

         SECTION 5.7. Notices. All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served or deposited in the mail, registered or certified, return receipt requested, postage prepaid, or delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice: (i) if to the Company, to: HMG Worldwide Corporation, 475 Tenth Avenue, New York, New York 10018-1199, Attention: Chief Financial Officer, Facsimile No.: (212) 564-3395; with copies (which shall not constitute notice) to: Parker Duryee Rosoff & Haft, 529 Fifth Avenue, New York, New York 10017, Attention: Herbert Kozlov, Esq., Facsimile No.: (212) 972-9487;
                                      -16-


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and (ii) if to the Purchaser: [address] Attention: [name of signatory] Facsimile
No.: [fax #], with copies (which shall not constitute notice) to: [address, Att:, & Fax # of legal representatives] Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given on the third business day following the date mailed or on the second business day following delivery of such notice by a reputable air courier service.

         SECTION 5.8. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

         SECTION 5.9. Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect their meaning, construction or effect.

         SECTION 5.10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute one and the same instrument.

         SECTION 5.11. Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

         SECTION 5.12. Remedies. In the event of a breach or a threatened breach by any party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach will be entitled to specific performance of its rights under this Agreement or to injunctive relief, in addition to being entitled to exercise all rights provided in this Agreement and granted by law. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense or objection in any action for specific performance or injunctive relief that a remedy at law would be adequate is waived.

                                      -17-

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

                                           HMG WORLDWIDE CORPORATION

                                           By:----------------------------------
                                           Name:    Robert V. Cuddihy, Jr.
                                           Title:   Chief Operating Officer
                                                    and Chief
                                                    Financial Officer



                                            [-------------------]

                                            By:---------------------------------
                                            Name:
                                            Title:

                                      -18-